Walmart U.S. Q2 comp sales1 grew 9.3% and Walmart U.S. eCommerce sales grew 97%
Q2 FY21 GAAP EPS of $2.27; Adjusted EPS2 of $1.56
Company incurs incremental costs related to COVID-19 of $1.5 billion

The company’s net sales and operating results were significantly affected by a continuation of the global health crisis. Increased demand for products across multiple categories led to strong top-line and gross margin results.

“I want to give a big thank you to our associates for their tireless efforts during these unprecedented times. We also appreciate the trust and confidence of our customers. We remain focused on serving them well now and expanding our set of global capabilities to serve them well in the future.”
Doug McMillon
President and CEO, Walmart

Total revenue was $137.7 billion, an increase of $7.4 billion, or 5.6%. Excluding currency[2], total revenue would have increased 7.5% to reach $140.2 billion.
Walmart U.S. comp sales[1] increased 9.3%, led by strength in general merchandise and food.
Walmart U.S. eCommerce sales grew 97% with strong results across all channels.

Sam’s Club comp sales[1] increased 13.3%. eCommerce sales grew 39%. Reduced tobacco sales negatively affected comp sales by approximately 390 basis points. Growth in membership income was the highest quarterly increase in more than five years. New member count increased more than 60%.

Walmart International net sales were $27.2 billion, a decrease of 6.8%. Changes in currency rates negatively affected net sales by approximately $2.4 billion. Excluding currency[2], net sales would have been $29.6 billion, an increase of 1.6%. Net sales included the effects of the government-mandated closure of the company’s Flipkart business in India for a portion of the quarter, as well as similar actions in markets in Africa and Central America.

Consolidated gross profit rate increased 63 basis points primarily as a result of a shift in the mix of sales to higher-margin general merchandise categories, fewer markdowns and better margins on fuel, partially offset by the carryover of investments in price from last year. Spending associated with stimulus payments in the U.S. positively affected sales of general merchandise.

Consolidated operating expenses as a percentage of net sales increased 42 basis points, primarily as a result of incremental expenses related to COVID-19, a business restructuring in the U.S. and a discrete tax item. In total, these costs negatively affected expense leverage by about 130 basis points. Underlying productivity in stores and eCommerce remained strong.

Consolidated operating income was $6.1 billion, an increase of 8.5%. Adjusted operating income in constant currency[2] increased 18.6% led by strength across all operating segments, including significantly lower losses in Walmart U.S. eCommerce.

Adjusted EPS[2] excludes the effects, net of tax, of an unrealized gain of $0.89 on equity investments, a business restructuring charge in the U.S. of $0.10 and $0.08 for a discrete tax item.

1 Comp sales for the 13-week period ended July 31, 2020 compared to 13-week period ended July 26, 2019, and excludes fuel. See Supplemental Financial Information for additional information
2 See additional information at the end of this release regarding non-GAAP financial measures.

NYSE: WMT	August 18, 2020	stock.walmart.com

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q2 FY21	Q2 FY20	Change

Revenue	$137.7	$130.4	$7.4	5.6%
Revenue (constant currency)[1]	$140.2	$130.4	$9.8	7.5%
Operating income	$6.1	$5.6	$0.5	8.5%
Operating income (constant currency)[1]	$6.1	$5.6	$0.6	10.1%
Adjusted operating income (constant currency)[1]	$6.6	$5.6	$1.0	18.6%

Free Cash Flow[1]	YTD FY21	$ Change	Returns to Shareholders	Q2 FY21	% Change
Operating cash flow	$19.0	$7.8	Dividends	$1.5	0.9%
Capital expenditures	$3.6	-$1.3	Share repurchases[2]	$0.0	-100.0%
Free cash flow[1]	$15.4	$9.1	Total	$1.5	-50.5%
Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

U.S.	Q2 FY21	Q2 FY20	Change
Net sales	$93.3	$85.2	$8.1	9.5%
Comp sales (ex. fuel)[3]	9.3%	2.8%	NP	NP
Transactions	-14.0%	0.6%	NP	NP
Average ticket	27.0%	2.2%	NP	NP
eCommerce contribution[4]	~600 bps	~180 bps	NP	NP
Operating income	$5.1	$4.7	$0.4	8.5%
Adjusted operating income[1]	$5.4	$4.7	$0.8	16.7%

	Q2 FY21	Q2 FY20	Change
Net sales	$27.2	$29.1	-$2.0	-6.8%
Net sales (constant currency)[1]	$29.6	$29.1	$0.5	1.6%
Operating income	$0.8	$0.9	-$0.1	-9.1%
Operating income (constant currency)[1]	$0.9	$0.9	$0.0	0.9%
Adjusted operating income (constant currency)[1]	$1.0	$0.9	$0.1	11.5%

	Q2 FY21	Q2 FY20	Change

Net sales	$16.4	$15.0	$1.3	8.8%
Comp sales (ex. fuel)[3]	13.3%	1.2%	NP	NP
Transactions	8.7%	5.0%	NP	NP
Average ticket	4.3%	-3.8%	NP	NP
eCommerce contribution[4]	~190 bps	~190 bps	NP	NP
Operating income	$0.6	$0.5	$0.1	23.3%
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 $5.0 billion remaining of $20 billion authorization approved in October 2017. The company did not repurchase shares during the second quarter of fiscal 2021.
3 Comp sales for the 13-week period ended July 31, 2020 compared to 13-week period ended July 26, 2019, and excludes fuel. See Supplemental Financial Information for additional information.
4 Beginning in Q1 FY21, we revised our definition of eCommerce net sales to include certain pharmacy transactions. Accordingly, we revised prior period amounts for Walmart U.S. and Sam’s Club to be consistent with the current year’s presentation.
NP - Not provided

NYSE: WMT	August 18, 2020	stock.walmart.com

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 265 million customers and members visit approximately 11,500 stores under 56 banners in 27 countries and eCommerce websites. With fiscal year 2020 revenue of $524 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact Dan Binder, CFA (479) 258-7172	Media Relations contact Randy Hargrove (800) 331-0085

NYSE: WMT	August 18, 2020	stock.walmart.com

Forward-Looking Statements
This release and related management commentary contains statements, including statements that relate to our withdrawal of guidance, that may be"forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: the impact of the COVID-19 pandemic on our business and the global economy; economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions; our ability to successfully integrate acquired businesses, including within the eCommerce space; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average ticket in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; trends in consumer shopping habits around the world and in the markets in which we operate; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; changes in the credit ratings assigned to our commercial paper and debt securities by credit rating agencies; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; transportation, energy and utility costs; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident-related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; consumer enrollment in health and drug insurance programs and such programs' reimbursement rates and drug formularies; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events and catastrophic events; and changes in generally accepted accounting principles in the United States.
Our most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

NYSE: WMT	August 18, 2020	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(Amounts in millions, except per share data)	2020	2019	Percent Change	2020	2019	Percent Change
Revenues:
Net sales	$136,824	$129,388	5.7%	$270,496	$252,337	7.2%
Membership and other income	918	989	(7.2)%	1,868	1,965	(4.9)%
Total revenues	137,742	130,377	5.6%	272,364	254,302	7.1%
Costs and expenses:
Cost of sales	102,689	97,923	4.9%	204,715	190,957	7.2%
Operating, selling, general and administrative expenses	28,994	26,871	7.9%	56,366	52,817	6.7%
Operating income	6,059	5,583	8.5%	11,283	10,528	7.2%
Interest:
Debt	577	558	3.4%	1,087	1,146	(5.1)%
Finance lease obligations	81	83	(2.4)%	163	168	(3.0)%
Interest income	(23)	(56)	(58.9)%	(66)	(104)	(36.5)%
Interest, net	635	585	8.5%	1,184	1,210	(2.1)%
Other (gains) and losses	(3,222)	85	(3,890.6)%	(3,943)	(752)	424.3%
Income before income taxes	8,646	4,913	76.0%	14,042	10,070	39.4%
Provision for income taxes	2,207	1,233	79.0%	3,529	2,484	42.1%
Consolidated net income	6,439	3,680	75.0%	10,513	7,586	38.6%
Consolidated net (income) loss attributable to noncontrolling interest	37	(70)	(152.9)%	(47)	(134)	(64.9)%
Consolidated net income attributable to Walmart	$6,476	$3,610	79.4%	$10,466	$7,452	40.4%

Net income per common share:
Basic net income per common share attributable to Walmart	$2.29	$1.27	80.3%	$3.70	$2.60	42.3%
Diluted net income per common share attributable to Walmart	$2.27	$1.26	80.2%	$3.67	$2.59	41.7%

Weighted-average common shares outstanding:
Basic	2,832	2,853		2,832	2,861
Diluted	2,848	2,869		2,848	2,878

Dividends declared per common share	$—	$—		$2.16	$2.12

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	July 31,	January 31,	July 31,
(Amounts in millions)	2020	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$16,906	$9,465	$9,283
Receivables, net	5,111	6,284	5,382
Inventories	41,084	44,435	44,134
Prepaid expenses and other	1,895	1,622	2,572
Total current assets	64,996	61,806	61,371

Property and equipment, net	101,182	105,208	104,674
Operating lease right-of-use assets	16,869	17,424	17,239
Finance lease right-of-use assets, net	4,843	4,417	3,949
Goodwill	29,542	31,073	31,454
Other long-term assets	19,950	16,567	16,174
Total assets	$237,382	$236,495	$234,861

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$357	$575	$3,681
Accounts payable	46,326	46,973	45,871
Dividends payable	3,060	—	3,023
Accrued liabilities	23,768	22,296	20,691
Accrued income taxes	610	280	387
Long-term debt due within one year	5,553	5,362	4,396
Operating lease obligations due within one year	1,734	1,793	1,795
Finance lease obligations due within one year	549	511	439
Total current liabilities	81,957	77,790	80,283

Long-term debt	40,959	43,714	44,404
Long-term operating lease obligations	15,669	16,171	16,079
Long-term finance lease obligations	4,673	4,307	3,915
Deferred income taxes and other	12,927	12,961	13,049

Commitments and contingencies

Equity:
Common stock	283	284	285
Capital in excess of par value	3,197	3,247	2,880
Retained earnings	87,614	83,943	78,432
Accumulated other comprehensive loss	(15,784)	(12,805)	(11,270)
Total Walmart shareholders’ equity	75,310	74,669	70,327
Noncontrolling interest	5,887	6,883	6,804
Total equity	81,197	81,552	77,131
Total liabilities and equity	$237,382	$236,495	$234,861

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	July 31,
(Amounts in millions)	2020	2019
Cash flows from operating activities:
Consolidated net income	$10,513	$7,586
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	5,562	5,436
Unrealized (gains) and losses	(4,006)	(731)
Loss on disposal of business operations	37	—
Deferred income taxes	472	241
Other operating activities	305	348
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	823	978
Inventories	2,466	220
Accounts payable	1,052	(1,242)
Accrued liabilities	1,428	(1,657)
Accrued income taxes	304	6
Net cash provided by operating activities	18,956	11,185

Cash flows from investing activities:
Payments for property and equipment	(3,569)	(4,871)
Proceeds from the disposal of property and equipment	83	128
Proceeds from disposal of certain operations	—	833
Payments for business acquisitions, net of cash acquired	(175)	(56)
Other investing activities	27	142
Net cash used in investing activities	(3,634)	(3,824)

Cash flows from financing activities:
Net change in short-term borrowings	(178)	(1,564)
Proceeds from issuance of long-term debt	—	4,020
Repayments of long-term debt	(2,937)	(407)
Dividends paid	(3,058)	(3,036)
Purchase of Company stock	(723)	(3,707)
Dividends paid to noncontrolling interest	(66)	(259)
Other financing activities	(852)	(578)
Net cash used in financing activities	(7,814)	(5,531)

Effect of exchange rates on cash, cash equivalents and restricted cash	(69)	(266)

Net increase in cash, cash equivalents and restricted cash	7,439	1,564
Cash, cash equivalents and restricted cash at beginning of year	9,515	7,756
Cash, cash equivalents and restricted cash at end of period	$16,954	$9,320

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	July 31,			July 31,
(dollars in millions)	2020	2019	Percent Change	2020	2019	Percent Change
Walmart U.S.	$93,282	$85,200	9.5%	$5,057	$4,659	8.5%
Walmart International	27,167	29,139	-6.8%	812	893	-9.1%
Sam’s Club	16,375	15,049	8.8%	592	480	23.3%
Corporate and support	—	—	N/A	(402)	(449)	-10.5%
Consolidated	$136,824	$129,388	5.7%	$6,059	$5,583	8.5%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	7/31/2020	7/26/2019	7/31/2020	7/26/2019	7/31/2020	7/26/2019
Walmart U.S.	9.1%	2.8%	9.3%	2.8%	-0.2%	0.0%
Sam’s Club	8.7%	1.8%	13.3%	1.2%	-4.6%	0.6%
Total U.S.	9.0%	2.6%	9.9%	2.6%	-0.9%	0.0%

Comparable sales is a metric that indicates the performance of our existing stores and clubs and it is important to review in conjunction with the Company’s financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars or for countries experiencing hyperinflation. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior year period’s currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and six months ended July 31, 2020.

	Three Months Ended July 31,				Six Months Ended July 31,
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2020	Percent Change[1]	2020	Percent Change[1]	2020	Percent Change[1]	2020	Percent Change[1]
Total revenues:
As reported	$27,406	-6.9%	$137,742	5.6%	$57,458	-1.8%	$272,364	7.1%
Currency exchange rate fluctuations	2,432	N/A	2,432	N/A	3,727	N/A	3,727	N/A
Constant currency total revenues	$29,838	1.3%	$140,174	7.5%	$61,185	4.6%	$276,091	8.6%

Net sales:
As reported	$27,167	-6.8%	$136,824	5.7%	$56,933	-1.7%	$270,496	7.2%
Currency exchange rate fluctuations	2,445	N/A	2,445	N/A	3,699	N/A	3,699	N/A
Constant currency net sales	$29,612	1.6%	$139,269	7.6%	$60,632	4.7%	$274,195	8.7%

Operating income:
As reported	$812	-9.1%	$6,059	8.5%	$1,618	-0.8%	$11,283	7.2%
Currency exchange rate fluctuations	89	N/A	89	N/A	136	N/A	136	N/A
Constant currency operating income	$901	0.9%	$6,148	10.1%	$1,754	7.5%	$11,419	8.5%
1 Change versus prior year comparable period.

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency this means adjusted operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The tables below reflect the calculation of adjusted operating income and adjusted operating income in constant currency for the three and six months ended July 31, 2020.

	Three Months Ended July 31,
	Walmart US		Walmart International		Consolidated
(Dollars in millions)	2020	Percent Change[1]	2020	Percent Change[1]	2020	Percent Change[1]
Operating income:
Operating income, as reported	$5,057	8.5%	$812	(9.1)%	$6,059	8.5%
Business restructuring charge	380	N/A	N/A	N/A	380	N/A
Discrete tax item	N/A	N/A	77	N/A	77	N/A
Adjusted operating income	5,437	16.7%	889	(0.4)%	6,516	16.7%
Currency exchange rate fluctuations	N/A	N/A	107	N/A	107	N/A
Adjusted operating income, constant currency	$5,437	16.7%	$996	11.5%	$6,623	18.6%

	Six Months Ended July 31,
	Walmart US		Walmart International		Consolidated
(Dollars in millions)	2020	Percent Change[1]	2020	Percent Change[1]	2020	Percent Change[1]
Operating income:
Operating income, as reported	$9,359	6.3%	$1,618	(0.8)%	$11,283	7.2%
Business restructuring charge	380	N/A	N/A	N/A	380	N/A
Discrete tax item	N/A	N/A	77	N/A	77	N/A
Adjusted operating income	9,739	10.7%	1,695	3.9%	11,740	11.6%
Currency exchange rate fluctuations	N/A	N/A	154	N/A	154	N/A
Adjusted operating income, constant currency	$9,739	10.7%	$1,849	13.4%	$11,894	13.0%

1 Change versus prior year comparable period.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $19.0 billion for the six months ended July 31, 2020, which increased when compared to $11.2 billion for the six months ended July 31, 2019 primarily due to the impact of the global health crisis which accelerated inventory sell-through, as well as the timing and payment of inventory purchases, incremental COVID-19 related expenses and certain benefit payments. We generated free cash flow of $15.4 billion for the six months ended July 31, 2020, which increased when compared to $6.3 billion for the six months ended July 31, 2019 due to the same reasons as the increase in net cash provided by operating activities, as well as $1.3 billion in decreased capital expenditures due to impacts from the COVID-19 pandemic which impacted the timing of store remodeling and front-end technology transformation activities in Walmart U.S.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Six Months Ended
	July 31,
(Dollars in millions)	2020	2019
Net cash provided by operating activities	$18,956	$11,185
Payments for property and equipment (capital expenditures)	(3,569)	(4,871)
Free cash flow	$15,387	$6,314

Net cash used in investing activities[1]	$(3,634)	$(3,824)
Net cash used in financing activities	(7,814)	(5,531)
1 “Net cash used in investing activities” includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized gains and losses on our equity investments (primarily JD.com) each quarter because although the investments are strategic decisions for the Company’s retail operations, management’s measurement of each strategy is primarily focused on the respective market’s operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity investments. Accordingly, management adjusts EPS each quarter for the unrealized gains and losses related to those equity investments.
We have calculated Adjusted EPS for the three and six months ended July 31, 2020 by adjusting EPS for the following: (1) unrealized gains and losses on the company’s equity investments; (2) a discrete tax item; and (3) a business restructuring charge resulting from changes to corporate support teams to better support the Walmart U.S. omnichannel strategy.

	Three Months Ended July 31, 2020
Diluted earnings per share:
Reported EPS				$2.27
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized (gains) and losses on equity investments	$(1.13)	$0.24	$—	$(0.89)
Business restructuring charge	0.13	(0.03)	—	0.10
Discrete tax item	0.06	0.05	(0.03)	0.08
Net adjustments				$(0.71)

Adjusted EPS				$1.56

	Six Months Ended July 31, 2020[4]
Diluted earnings per share:
Reported EPS				$3.67
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized (gains) and losses on equity investments	$(1.41)	$0.30	$—	$(1.11)
Business restructuring charge	0.13	(0.03)	—	0.10
Discrete tax item	0.06	0.05	(0.03)	0.08
Net adjustments				$(0.93)

Adjusted EPS				$2.74
1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
2 The reported effective tax rate was 25.5% and 25.1% for the three and six months ended July 31, 2020, respectively. When adjusted for the above items, the effective tax rate was 24.8% and 24.9% for the three and six months ended July 31, 2020, respectively.
3 Calculated based on the ownership percentages of our noncontrolling interests.
4 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.

As previously disclosed in our second quarter ended July 31, 2019 press release, we have calculated Adjusted EPS for the three and six months ended July 31, 2019 by adjusting EPS for the unrealized gains and losses on our JD.com investment.

	Three Months Ended July 31, 2019
Diluted earnings per share:
Reported EPS			$1.26
Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Unrealized (gains) and losses on JD.com investment	$0.02	$(0.01)	$0.01

Adjusted EPS			$1.27

	Six Months Ended July 31, 2019
Diluted earnings per share:
Reported EPS			$2.59
Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Unrealized (gains) and losses on JD.com investment	$(0.25)	$0.06	$(0.19)

Adjusted EPS			$2.40

1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.